Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-259726

Supplement dated October 6, 2021

to the Prospectus Supplement dated October 4, 2021

The Gabelli Dividend & Income Trust

$150,000,000

6,000,000 Shares

4.250% Series K Cumulative Preferred Shares

(Liquidation Preference $25.00 per share)

This supplement (the “Supplement”) to the Prospectus Supplement, dated October 4, 2021 (the “Prospectus Supplement”), to the Prospectus, dated September 22, 2021 (the “Prospectus”), of The Gabelli Dividend & Income Trust (the “Fund”) relates to the offering of 4.250% Series K Cumulative Preferred Shares, par value $0.001 per share. This Supplement updates certain information in the Prospectus Supplement and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus Supplement and the Prospectus, including any amendments or supplements thereto. Certain capitalized terms used and not defined herein have the meanings set forth in the Prospectus Supplement. This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus and if there is any inconsistency between the information in the Prospectus, Prospectus Supplement, and this Supplement, you should rely on the information in this Supplement.

Effective immediately, the first two paragraphs under the section entitled “Underwriting” in the Prospectus Supplement shall be deleted and replaced in their entirety with the following:

BofA Securities, Inc. and Morgan Stanley & Co. LLC are each acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the Fund, the Investment Adviser and the underwriters, as amended by amendment no. 1 to the underwriting agreement, dated October 6, 2021, among the Fund, the Investment Adviser and the underwriters (as so amended, the “underwriting agreement”), the Fund has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Fund the number of Series K Preferred Shares set forth opposite its name below.

Underwriter	Number of Series K Preferred Shares
BofA Securities, Inc.	2,880,000
Morgan Stanley & Co. LLC	2,880,000
G.research, LLC	240,000

Total	6,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Series K Preferred Shares sold pursuant to the underwriting agreement if any of the Series K Preferred Shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Please retain this Supplement for your future reference.

Investing in Series K Preferred Shares involves certain risks that are described in the “Special Characteristics and Risks of the Series K Preferred Shares” section of this Prospectus Supplement and the “Risk Factors and Special Considerations” section beginning on page 25 of the accompanying Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 6, 2021.